Newsline
For release Mon., May 5 in US/Canada, May 9 to overseas offices

TO:       Employee Stockholders
FROM:     Roger Beach
RE:       Voting your proxy

By now, you've received your 1996 Unocal Annual Report, along with the proxy and voting form. I urge you to vote.
Your votes are important -- every share you hold counts.

At the end of last year, the employee savings plans held about 15 million shares, or 6 percent of common shares outstanding. Your votes in these plans are completely confidential. Here's how the votes are counted.

Eighty percent of employee plan shares are held in the Unocal Savings Plan (USP). The trustee of this plan must vote unvoted shares in the same proportion as the employee shares that are voted. If you don't vote, then the opinion of other employees who do will determine how all the shares are voted.

You may also participate in the Employee Stock Ownership
Plan (ESOP). In this plan, if you don't vote, then your vote may be left to the discretion of the trustee.

Information about the directors who are up for election, stockholder proposals and other items you are asked to vote on is provided in the Proxy Statement. When you review it, be sure to look at the arguments for and against the two stockholder proposals, Items 4 and 5. The board recommends a vote against both of these proposals.

Every vote counts. These proposals, each submitted for the first time this year, must be defeated with just over 97 percent of the total vote going against them -- or the proponents can submit them again next year.

Item 4 requests the board to appoint a committee of outside directors to report on the actual and potential economic and public relations benefits and cost to Unocal of our business in Myanmar. The proposal asks for an evaluation of the impact of consumer boycotts and selective purchasing resolutions, increases in our lobbying activities, and the cost of responding to litigation. (Resolutions banning the purchase of goods or services from companies doing business in Myanmar have been passed in several cities and the Commonwealth of Massachusetts.)

The board recommends a vote against Item 4. These non-operating expenses have not had a material effect on our activities and are immaterial when compared with the potential returns from our investments in Myanmar. With the sale of our West Coast refineries, terminals and service stations, we expect virtually no further impact from boycotts or selective purchasing resolutions.

The second stockholder proposal (Item 5) requests that a committee of outside directors conduct extensive research and produce a written report on the allegation that the Myanma Oil and Gas Enterprise (MOGE) -- a co-venturer in the Yadana project -- is a conduit for illegal drug-money laundering in Myanmar (Burma) and the extent to which company officials have been aware of any facts linking MOGE to drug-money laundering.

We recommend a vote against Item 5. Unocal officials have no knowledge of alleged drug-money laundering by MOGE. Proving or disproving these allegations would require an extensive investigation that would subject Unocal's officers and directors to criminal penalties under Myanmar law. We have explicit policies against any type of involvement in unethical or illegal behavior and we strictly adhere to these policies in all countries where we operate.

Read your Proxy Statement for more details on these proposals and the arguments for and against each one. And then vote your shares. It's important! Every vote counts.

NEWSLINE is produced for employees by the Public Relations and Communications Group in El Segundo, California. It is distributed via E-mail and posted on the SeventySix Home
Page.